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| FORM 3 |          U.S. Securities and Exchange Commission
+--------+                  Washington, D.C. 20549

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person

    Hessler                          Tommy
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    3400 Latrobe Drive
    ----------------------------------------------------------------------------
                                   (Street)

    Charlotte                        NC                             28211
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)             7/20/01
                                                                  --------------

3.  IRS or (Social Security) Number of Reporting Person
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  NDC AUTOMATION, INC. ("AGVS")
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    ___ Director    [X] Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                           Executive Vice President
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
   COMMON STOCK         575,960               D                    -
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

Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                          (Over)

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Form 3 (Continued)

              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, Warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

                              /s/ Tommy Hessler                  7/20/01
                              -------------------------------  ----------
                              **Signature of Reporting Person     Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).